SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

            ---------------------------------------------------------

Name:             BAIRD FUNDS, INC.

Address of Principal Business Office (No. & Street, City, State Zip Code):
777 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202

Telephone Number (including area code):  (414) 765-3500

Name and Address of agent for service of process:
GLEN HACKMANN, 777 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of June, 2000.

[SEAL]                                   Signature  BAIRD FUNDS, INC.
                                                   -------------------------
                                                   (Name of Registrant)


                                         By /S/ BRETT R. MEILI
                                           (Name of director, trustee or officer
                                           signing on behalf of Registrant)

                                         PRESIDENT AND SECRETARY
                                         -----------------------------------
                                         (Title)
Attest:/S/ LISA L. KOLLMEYER


        ASSISTANT SECRETARY
      -----------------------
       (Title)